Exhibit 99.1

Riot Blockchain Announces April 2020 Production Update

Riot Blockchain Testing Mining Performance at Coinmint’s Facility

CASTLE ROCK, CO. – May 5, 2020 – Riot Blockchain, Inc. (NASDAQ: RIOT) ("Riot” or the “Company"), one of the few Nasdaq listed public cryptocurrency mining companies in the United States, announces its production update for the month of April 2020.

•	During April 2020, the Company produced 108 newly mined bitcoins (“BTC”) with its new Bitmain S17s being fully deployed for the entire month of April 2020.
•	Riot’s BTC inventory increased by 13% since March 31, 2020 to 929 BTC as of April 30, 2020.
•	The Company is currently operating approximately 4,000 S17s with an aggregate hashing power capacity of 248 Petahash per second (“PH/s”) between the Riot Oklahoma City, Oklahoma and the Coinmint Massena, New York locations.
•	As announced April 30, 2020, Riot purchased an additional 1,000 Bitmain Antminer S19 Pros and expects delivery by early July 2020. Once received and deployed, Riot estimates its aggregate operating hash rate will increase by 46% to approximately 358 PH/s.

Riot successfully transported 300 miners from its facility in Oklahoma City, Oklahoma to Coinmint’s facility in Massena, New York. The initial batch of miners were online and fully operational by April 19, 2020. The Coinmint facility is expected to result in improved efficiency and potentially expanded hashing capacity. Riot is using the initial batch of 300 miners to validate its expectations.

Ashton Soniat, CEO of Coinmint stated, “Coinmint has expanded our co-hosting services to meet the needs of first-in-class cryptocurrency mining companies and we are excited to partner with Riot Blockchain. With the upcoming halving, Coinmint’s low-cost electricity and 120MW of capacity will allow Riot to continue to grow operations as bitcoin rewards are reduced.”

Bitcoin Halving Update: On May 12, 2020 the bitcoin halving is expected to occur, which is an event that halves the rate at which new BTC are awarded (created). The event occurs once every 210,000 blocks (approximately every four years). Currently, a block reward equals 12.5 BTC, and that will decrease to 6.25 BTC upon the halving. The upcoming bitcoin halving affects both the production and future supply of BTC. Historically, the value of bitcoin post-halving, over time has increased. However, the potential effects of the bitcoin halving are unknown.

COVID-19 Update: As published in its previous disclosures, Riot is continuing to closely monitor COVID-19 and its potential impact on the Company’s workforce, operations, finance and liquidity. To date, the impact has remained minimal.

About Coinmint, LLC

Coinmint operates a digital currency data center in a former Alcoa Aluminum smelter in Massena, New York. At 435MW of transformer capacity at its Massena complex, the facility’s capacity is three times larger than any other known operating digital currency data center. The facility has been operational since May 2018. Given the abundance of hydroelectric and wind generation in the area, the experience of its management team in wholesale electricity markets, and the large capacity, Coinmint has a material electrical economic advantage. For more information, visit www.coinmint.one.

About Riot Blockchain

Riot Blockchain (NASDAQ: RIOT) specializes in cryptocurrency mining with a focus on bitcoin. Riot also holds non-controlling investments in blockchain technology companies. Riot is headquartered in Castle Rock, Colorado, and the Company’s primary mining facility is located in Oklahoma City, Oklahoma. For more information, visit www.RiotBlockchain.com.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors," copies of which may be obtained from the SEC's website at www.sec.gov. The Company does not undertake any obligation to update forward-looking statements contained in this press release.

For further information, please contact:

Gateway Investor Relations

Matt Glover and Charlie Schumacher

Telephone: 949-574-3860

Email: RIOT@gatewayir.com